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                                                                    Exhibit 99.1

                                                         Company Contact:
                                                         Allen Dodge
                                                         Health Grades, Inc.
(HEALTH GRADES LOGO)                                     303-716-0041
                                                         adodge@healthgrades.com


                              For Immediate Release

               HEALTH GRADES, INC. ANNOUNCES FIRST QUARTER RESULTS
                             COMPANY REPORTS PROFITS

Lakewood, Colo. (April 29, 2004) - Health Grades, Inc. (OTCBB: HGRD) today announced financial results for the first quarter ended March 31, 2004.

Ratings and advisory revenue for the three months ended March 31, 2004 was $3,217,423, representing an increase of approximately $1.5 million or 85%, over ratings and advisory revenue for the first quarter of 2003. Income from operations for the three months ended March 31, 2004 was $195,361 or $0.01 per share on 32.1 million weighted average diluted shares outstanding, compared to a $262,194 loss from operations for the same period of 2003. As of April 23, 2004, cash on hand was approximately $3.5 million.

Kerry Hicks, President and Chief Executive Officer of Health Grades, Inc. stated, "After twelve consecutive quarters of ratings and advisory revenue growth, we are pleased to announce our first quarter of operational profit from our ratings and advisory business. We believe the demand for quality healthcare information, ratings and advisory services continues to accelerate and we are optimistic that this demand will create further opportunities for our product offerings."

The Company will hold a conference call to discuss its first quarter financial results today, April 29, 2004, at 9:00am Mountain Time/11:00am Eastern Time. If you would like to participate, please dial (800) 447-0521 ten minutes before the scheduled start time. The conference call reference name is "HealthGrades". The telephone replay will be available one hour after the conclusion of the teleconference at (888) 843-8996 passcode 8882581 until May 29, 2004.

About Health Grades, Inc.
-------------------------
Health Grades, Inc. (OTCBB: HGRD) is the leading independent healthcare quality company, providing ratings, information, and advisory services to healthcare providers, employers, health plans and insurance companies. Health Grades works with healthcare providers to help assess, improve and promote their quality. Health Grades provides consumers access to information about healthcare providers and practitioners through



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its Web site and provides liability insurers, employers, and payers with critical information about healthcare quality. Additional information can be found at www.healthgrades.com.

This press release contains forward-looking statements, including statements addressing the continued demand for quality healthcare information, ratings and advisory services. Actual results may differ materially from those described in such forward-looking statements due to several factors, including a decline in the demand for quality healthcare information, ratings and advisory services and other factors described in the Company's filings with the Securities and Exchange Commission.














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                      HEALTH GRADES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                THREE MONTHS ENDED
                                                                                     MARCH 31,
                                                                         ---------------------------------
                                                                             2004                 2003
                                                                         ------------         ------------
Revenue:
       Ratings and advisory                                              $  3,217,423         $  1,737,741
       Other                                                                      250                   43
                                                                         ------------         ------------
                                                                            3,217,673            1,737,784
                                                                         ------------         ------------
Expenses:
       Cost of ratings and advisory revenue                                   662,203              440,109
                                                                         ------------         ------------
       Gross margin                                                         2,555,470            1,297,675

Operating expenses:
       Sales and marketing                                                  1,091,450              642,522
       Product development                                                    465,450              327,430
       General and administrative                                             803,209              589,917
                                                                         ------------         ------------
       Income (loss) from operations                                          195,361             (262,194)
Other:
       Gain on sale of assets and other                                          --                     25
       Interest income                                                          1,850                2,185
       Interest expense                                                          --                   (578)
                                                                         ------------         ------------
       Income (loss) before income taxes                                      197,211             (260,562)
       Income tax expense                                                        --                   --
                                                                         ------------         ------------
       Net income (loss)                                                 $    197,211         $   (260,562)
                                                                         ============         ============

       Net income (loss) per common share (basic)                        $       0.01                (0.01)
                                                                         ============         ============

       Weighted average number of common shares
            used in computation (basic)                                    24,835,779           33,605,720
                                                                         ============         ============

       Net income (loss) per common share (diluted)                      $       0.01         $      (0.01)
                                                                         ============         ============

       Weighted average number of common shares and
           common share equivalents used in computation (diluted)          32,063,695           33,605,720
                                                                         ============         ============





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